Exhibit 10.2

January 26, 2009

Mr. William J. Braun

30991 Inverness Circle

Westlake, OH 44145

Dear Bill:

I am pleased to confirm our offer to you for a position with SRI Surgical (the “Company”) as the Senior Vice President of Operations at our Tampa office location beginning on or about March 30, 2009 (exact date to be determined). In this position, you will report directly to Gerald Woodard-Chief Executive Officer and be paid the following compensation package:

•	A bi-weekly rate of $9,615.38 equating to an annualized amount of $250,000, subject to deductions for taxes and other withholdings as required by law or the policies of the company.

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Your bonus opportunity will be 40% of your base salary. During the 2009 calendar year, you will be provided a bonus guarantee of $30,000 to be paid by March 15 of 2010 dependent upon your continued employment at time of payment. During your second year of employment 30% of your bonus potential will be based on mutually agreed upon individual performance objectives and will be “line of sight” in terms of earning potential. Additional details of this plan will be discussed with you in detail during your first few weeks of employment.

•	You will be eligible for four weeks of vacation per year.

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You will be eligible to participate in the Company’s Stock Compensation Plan. Under this plan, you will be offered a stock option grant for the purchase of 45,000 shares. The grant vests annually over 5 years. The exercise price of the option is determined by the commencement date of your employment and is normally the closing price of the stock on the first trading day of the month after your employment commences.

•	As part of this offer of employment, you will also be provided with the following relocation package:

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Up to $30,000 to assist with the closing costs associated with the sale of your current residence in Westlake Ohio. This would be paid at time of sale and presentation of the appropriate documents. This benefit will expire one (1) year from the date of this offer.

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Up to $20,000 to cover packing and moving expenses. The transportation of any collectibles, boats or automobiles beyond three (3) are excluded from this offer. SRI to pay direct to the company providing such services. This benefit will expire one (1) year from the date of this offer.

•	Up to $6,500 to assist with closing costs associated with the purchase of a primary residence in the Tampa area. This benefit will expire one (1) year from the date of this offer.

•	$15,000 (net) cash to assist with any and all relocation expenses not included in the above to include traveling to Ohio until the sale of your home is complete.

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For those expenses associated with your relocation that are taxable, SRI will “gross-up” those expenses in an effort to provide financial support to cover any tax liability you might incur. It is an expectation of the Company that your relocation to the Tampa area be completed within one year of the date of this offer. In the event that your relocation is not completed within this timeframe, several of the relocation benefits identified as part of this offer will expire and no longer be available to you.

•	A retention agreement, outside of this offer of employment, has been developed between the Company and William Braun. Details are outlined in the supplemental agreement.

In the event you voluntarily terminate employment with SRI within one year of your start date, you agree to return the total value of the above relocation package estimated to be worth $90,000 to include any expenses incurred by SRI, within 15 days of such notification. In the event you voluntarily terminate employment with SRI within two years of your date of hire, you will be required to reimburse SRI a prorated portion of the above relocation package. Terms of this offer are considered confidential information to the Company and trust that you will treat it as such. You will be provided a full set of work policies and expectations for your performance.

Non-Compete Agreement: Our standard non-compete agreement must be signed prior to your start date.

In accepting this offer, you are representing to us that (i) you are not a party to any employment agreement or other contract or arrangement which prohibits your full–time employment with SRI Surgical, (ii) you do not know of any conflict which would restrict your employment with SRI Surgical, and (iii) you have not and will not bring with you to your employment with SRI Surgical any documents, records or other confidential information belonging to former employers.

You are eligible for benefits such as medical, dental, vision, long-term disability, life insurance, and our 401(K) plan. Exact timing of eligibility is dependent upon each specific plan, ranging from first of the month following 30 days employment for medical benefits up to 6 months for 401(K).Our human resources liaison at your location will review all company benefits with you within your first two weeks of employment.

SRI Surgical is a drug-free workplace. As such, this offer is contingent upon your passing a drug screening test. The drug screen must be taken within three days of receipt of this offer or the offer may be withdrawn. This offer is also contingent upon your successful completion of a background screening. This information will be sent to the address noted above for Saturday delivery.

SRI Surgical has a corporate culture that allows our employees and our organization to flourish. We strive to have our employees act locally and think globally in all things.

•	We are committed to making SRI Surgical the market leader by providing the highest quality products and services, while assuring a fair return for our shareholders.

•	As an equal opportunity employer, SRI Surgical strongly believes in being open-minded and respectful of the ideas and thoughts of others.

•	We support the personal growth of employees and are committed to being responsive to the needs of co-workers, shareholders, vendors, customers and communities.

Your first day of work is scheduled to begin on or about March 30, 2009 (exact date to be determined). Please bring appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 purposes. Failure to provide appropriate documentation within three (3) days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

Bill, we are very excited about having you as a part of SRI Surgical. Everyone is eager to have you on our team and move forward with your added participation. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

You acknowledge that this offer letter, (along with the final form of any referenced documents), represents the entire agreement between you and SRI Surgical and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon SRI Surgical.

If you are in agreement with the above outline, please sign below. This offer is in effect for five business days.

Should you have any questions about starting with the Company, please do not hesitate to contact me.

Welcome to SRI Surgical!

Sincerely,

/s/ Ray Reilly
Ray Reilly
Vice President, Human Resources & Client Relations

Terms Agreed:

/s/ William J. Braun	3/30/09
Signature	Date